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                                   EXHIBIT 13

                             MARMON HOLDINGS, INC.
                           225 WEST WASHINGTON STREET
                            CHICAGO, ILLINOIS 60606

                                                               September 5, 1995

TIE/communications, Inc.
8500 West 110th Street
Overland Park, Kansas 66210

Ladies and Gentlemen:

  In order to facilitate the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among TIE/communications, Inc. (the "Company"), TIE Acquisition Co. and TIE Merger Co., Marmon Holdings, Inc. ("Marmon") hereby assumes and agrees to pay and fully discharge the obligation of the Company to pay a special bonus to George N. Benjamin, III, President and Chief Executive Officer of the Company, in connection with the sale of the Company pursuant to the Merger Agreement, which obligation is set forth in and subject to the terms and conditions of that certain letter agreement, dated August 3, 1995, between the Company and Mr. Benjamin.

  Marmon further acknowledges and agrees that, from and after the consummation of the Offer (as defined in the Merger Agreement), the obligation of Marmon hereunder will be enforceable by either the Company or TIE Acquisition Co.

                                          Very Truly Yours,

                                          MARMON HOLDINGS, INC.

                                          By: _________________________________
                                          Its: ________________________________